UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2020

Tetraphase Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35837	20-5276217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way Watertown, Massachusetts	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	TTPH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 15, 2020, Tetraphase Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Parent”), and Consolidation Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Parent (the “Merger Sub”). The Merger Agreement provides for, among other things, the acquisition of the Company by the Parent, such acquisition to be accomplished through the merger of the Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”). The Company’s Board of Directors (the “Board”) has unanimously approved the Merger and the Merger Agreement and recommended that stockholders adopt the Merger Agreement, and the Company has agreed to hold a stockholders meeting to submit the Merger Agreement to its stockholders for their consideration.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•

each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time of the Merger (other than Company Common Stock to be canceled in the Merger or held by stockholders who properly exercise dissenters’ rights) shall be automatically converted into the right to receive, in accordance with the terms of the Merger Agreement, (1) a number of shares of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), equal to 0.6303 (the “Exchange Ratio”); provided that if the Company’s closing net cash (the “Closing Net Cash”) is less than $5,000,000, the Exchange Ratio shall be adjusted to the ratio determined as follows: (a) (i) $20,000,000, minus (ii) the dollar amount by which the Closing Net Cash is less than $5,000,000, minus (iii) $10,265,292, divided by (b) (i) 10,800,166, divided by (ii) $1.43, and (2) one contingent value right per share (a “CVR”) representing the right to receive certain consideration based on the achievement of net sales milestones pursuant to the CVR Agreement, as described below (together with the Exchange Ratio, the “Merger Consideration”);

•

each option to purchase shares of Company Common Stock from the Company (“Company Options”), whether vested or unvested, will terminate at the Effective Time and will be of no further force and effect;

•

effective as of five (5) business days prior to the closing, the vesting of each unvested restricted stock unit of the Company (“Company RSU”) and each performance-vested restricted stock unit of the Company (“Company PSU”) shall vest in full and any such resulting shares of Company Common Stock shall be treated as outstanding as of the Effective Time of the Merger, and any shares of Company Common Stock issued upon the vesting of Company RSUs or Company PSUs shall be treated as outstanding shares of Company Common Stock at the Effective Time and shall be converted into the right to receive the Merger Consideration pursuant to the Merger provided that, pursuant to the terms of the applicable award agreements, a portion of the shares of Company Common Stock issued upon vesting of such Company RSUs or Company PSUs shall be sold automatically to satisfy any withholding obligations; and

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the outstanding warrants of the Company shall each be treated in accordance with their terms, except that, pursuant to the Voting Agreements and Exchange Agreement described below, (i) each outstanding common stock warrant issued by the Company in November 2019 shall be converted into the right to receive, at the closing of the Merger, 0.8813 of a share of Parent Common Stock for each share of the Company’s common stock underlying such warrant, (ii) each outstanding common stock warrant issued by the Company in January 2020 shall be converted into the right to receive, at the closing of the Merger, 0.9087 of a share of Parent Common Stock for each share of the Company’s common stock underlying such warrant, and (iii) each outstanding pre-funded warrant will be converted into the right to receive the product of (a) in the case of pre-funded warrants issued by the Company in November 2019, 98.89052%, and in the case of pre-funded warrants issued by the Company in January 2020, 99.88906%, and (b) each element of the Merger Consideration, for each share of the Company’s common stock underlying such warrant.

The Merger Agreement contains customary representations and warranties from both the Company, on the one hand, and the Parent and the Merger Sub, on the other hand. It also contains customary covenants, including covenants providing for each of the Company and Parent to (i) use commercially reasonable efforts to cause each of the Company and its subsidiaries, and Parent and its subsidiaries, respectively, to conduct its business and operations in the ordinary course and in accordance in all material respects with past practice; (ii) not to engage in specified types of transactions during such period; (iii) in the case of the Company, not to solicit proposals or, subject to certain exceptions, engage in discussions relating to alternative acquisition proposals or change the recommendation of the Board to the Company’s stockholders regarding the Merger Agreement; and (iv) use commercially reasonable efforts to attempt to ensure that each of the Company and its subsidiaries and Parent and its Subsidiaries, respectively, preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors and governmental entities.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger Agreement by the Company’s stockholders, (ii) the absence of governmental injunctions or other legal restraints prohibiting the Merger, and (iii) the Company having net cash at closing in excess of $5,000,000. In addition, the obligation of each party to consummate the Merger is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain customary exceptions), and material compliance by the other party with its covenants under the Merger Agreement.

The Merger Agreement contains customary termination rights for both the Parent and the Company, including that it may be terminated, subject to the terms and conditions of the Merger Agreement: (i) by mutual written consent of the Parent and the Company; (ii) by either the Company or the Parent, if a governmental injunction or other legal restraint prevents the consummation of the Merger; (iii) by either the Parent or the Company, if the requisite vote of the Company’s stockholders has not been obtained; or (iv) by either the Company or the Parent upon the other party’s uncured material breach of any representation, warranty, covenant or agreement under the Merger Agreement which would result in certain specified conditions not being satisfied. The Merger Agreement may also be terminated (A) by the Parent if the Board fails to recommend or changes its recommendation regarding the Merger or approves or recommends an alternative transaction or, in certain circumstances, fails to recommend against an alternative transaction, or (B) by the Company, in order to enter into a definitive agreement with respect to a superior proposal, subject to specified limitations. In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 15, 2020. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement (including under specified circumstances in connection with the Company’s entry into an agreement with respect to a superior proposal), the Company will be required to pay the Parent a termination fee of $810,000. In addition, if the Merger Agreement is terminated by Parent or the Company because the Company’s stockholders fail to adopt the Merger Agreement at the final stockholders meeting convened for the purpose of voting on the proposal to adopt the Merger Agreement, the Company will be required to reimburse Parent for certain transaction expenses, not to exceed $200,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Parent, the Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, the Parent, the Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

Prior to the Effective Time of the Merger, Parent will enter into a Contingent Value Right Agreement (the “CVR Agreement”) with a rights agent selected by Parent and reasonably acceptable to the Company governing the terms of certain consideration payable thereunder. The CVRs represent the right to receive contingent payments, payable to the Rights Agent for the benefit of the holders of CVRs, of up to $12,500,000 in the aggregate, payable in cash or Parent Common Stock at the Parent’s election, without interest, and allocated among the outstanding CVRs, if the following milestones are achieved:

•	the achievement of annual net sales of XERAVA in the United States of at least $20,000,000 during the calendar year ending on December 31, 2021;

•	the achievement of annual net sales of XERAVA in the United States of at least $35,000,000 during any calendar year ending on or before December 31, 2024; and/or

•	the achievement of annual net sales of XERAVA in the United States of at least $55,000,000 during any calendar year ending on or before December 31, 2024.

The CVR Agreement provides that all milestones or a combination of any two milestones can be earned in the same year, in which case all such applicable milestone amounts shall be payable. The right to the contingent consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of CVR Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Co-Promotion Agreement

On March 15, 2020, concurrently with the execution of the Merger Agreement, the Company and the Parent entered into a Co-Promotion Agreement (the “Co-Promotion Agreement”). Under the Co-Promotion Agreement, the parties have agreed that, during the term of the agreement, their sales forces will promote and detail the other party’s products in accordance with marketing plans to be agreed to by the parties and subject to specified minimum call requirements. The parties have established a Joint Marketing and Sales Committee to oversee the promotion and marketing of the products. There are no payments being made between the parties under the agreement, and each party will continue to receive all the revenues from the sales of its own products. The agreement is terminable by either party for any reason upon 15 month’s notice or upon 90 day’s notice in the case of material breach. However, in the event of a change of control of a party during the term of the agreement, the non-change of control party may terminate the agreement upon one month’s notice and may be entitled to royalties in the case of a material breach by the change of control party.

The foregoing description of the Co-Promotion Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Co-Promotion Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Voting Agreements and Exchange Agreement

On March 15, 2020, concurrently with the execution of the Merger Agreement, the Parent entered into Voting Agreements (the “Voting Agreements”) with the equityholders party thereto (including certain entities holding shares of Company Common Stock on their behalf), and collectively beneficially owning approximately 31% of the outstanding voting power of the Company, pursuant to which such equityholders agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger, and agreed to certain restrictions on their ability to take actions with respect to the Company and their shares of Company Common Stock. In addition, the equityholder agreed to the treatment of the warrants specified above. In addition, the Company entered into an exchange agreement with a holder of Company warrants under which the holder agreed to the treatment of warrants specified above.

The foregoing descriptions of the Voting Agreements and the Exchange Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference, and the full text of the form of Exchange Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 15, 2020, the Board adopted an Amendment (the “By-law Amendment”) to the Company’s Amended and Restated By-laws (the “Amended and Restated By-laws”). The By-law Amendment, which was effective upon adoption by the Board, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation or By-laws (as each may be amended from time to time) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware.

The foregoing description of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

Press Release

On March 16, 2020, the Company issued a press release announcing its entry into the Merger Agreement. A copy of that press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Parent, Merger Sub and Company, dated March 15, 2020.

3.1	Amendment to Amended and Restated By-laws of the Company, dated March 15, 2020.

10.1	Form of Contingent Value Rights Agreement, by and between the Parent and the Rights Agent.

10.2	Co-Promotion Agreement, dated March 15, 2020, by and between the Parent and the Company.

10.3	Form of Voting Agreement, dated March 15, 2020, by and among the Parent, Merger Sub and the stockholder named therein.

10.4	Form of Exchange Agreement, dated March 15, 2020, by and among the Parent, Merger Sub and the holder named therein.

99.1	Press Release, dated March 16, 2020.

Important Additional Information Will Be Filed with the SEC

The Parent plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 and the Company plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about the Parent, the Company, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when it is available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from the Company upon written request to Tetraphase Pharmaceuticals, Inc., 480 Arsenal Way, Watertown, Massachusetts 02472, Attention: Investor Relations, by calling (866) 648-8133 or via email at paper@investorelections.com. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended December 31, 2019, which is filed with the SEC. These documents can be obtained free of charge from the sources listed above. Additional information regarding the direct and indirect interests of the Company’s directors and executive officers in the proposed transaction will be included in the Proxy Statement/Prospectus when it is filed with the SEC.

Forward-Looking Statements

Any statements in this Form 8-K regarding the proposed transaction between the Parent and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about the Company management’s future expectations, beliefs, goals, plans or prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” and similar expressions), should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk that the proposed Merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the proposed Merger, including the adoption of the Merger Agreement by the Company’s stockholders; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed Merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others; risks that the proposed Merger may disrupt the Company’s current plans and business operations; potential difficulties retaining employees as a result of the proposed Merger; risks related to the diverting of management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed Merger; risks relating to product development and commercialization, demand for the Company’s products and limited number of customers; risks associated with competition, and other commercial and other risk factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRAPHASE PHARMACEUTICALS, INC.
	By:	/s/ Maria Stahl
Date: March 16, 2020		Maria Stahl
Chief Business Officer and General Counsel